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                                                                   EXHIBIT 11.1
                      PAREXEL INTERNATIONAL CORPORATION

         STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           Year ended June 30,
                                                                    1994          1995           1996
                                                                    ----          ----           ----
Net income (loss)                                                  $2,423       $(10,630)       $4,599
Net interest income pursuant to APB 15, paragraph 38(b)               123           --            --
                                                                   ------       --------        ------
Net income (loss) attributable to common shares                    $2,546       $(10,630)       $4,599
                                                                   ======       ========        ======
Weighted average common shares outstanding:
       a. Shares attributable to common stock outstanding             750            842         6,452
       b. Shares attributable to convertible preferred stock
     outstanding                                                    4,200           --            --
       c. Shares attributable to common stock options and
     preferred stock warrants pursuant to APB 15,
     paragraph 38(b)                                                  796           --             328
       d. Shares attributable to common stock options
     pursuant to SAB 83                                                 1              1          --
                                                                   ------       --------        ------
Weighted average common shares outstanding                          5,747            843         6,780
                                                                   ======       ========        ======

Net income (loss) per share                                        $ 0.44       $ (12.61)       $ 0.68
                                                                   ======       ========        ======


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